Exhibit 10.1

LIBBEY INC.
300 Madison Avenue
Toledo, Ohio 43604

August 1, 2012

Ms. Sherry Buck
4388 Sunnymeade Drive
St. Joseph, MI 49085

Dear Sherry:

Libbey Inc. (the “Company”) considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. In that connection, the Company's Board of Directors (the “Board”) recognizes that, as is the case with many publicly held companies, the possibility of a change in control of the Company may exist and that the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.
The Board has decided to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without the distraction arising from the possibility of a change in control of the Company. In order to induce you to remain in its employ, the Company hereby agrees that after this letter agreement (this “Agreement”) has been fully executed, you will receive the severance benefits set forth in this Agreement if your employment with the Company is terminated under the circumstances described below subsequent to a Change in Control (as defined in Section 2).
1.Term of Agreement. The term of this Agreement will commence on August 1, 2012, and will continue in effect through December 31, 2013. Commencing on January 1, 2014 and on each January 1 thereafter, the term of this Agreement will be extended automatically for one additional year unless the Company gives you written notice, not later than September 30 of the preceding calendar year, that the Company does not wish to extend this Agreement for the subsequent year. For example, if the Company does not desire to renew this Agreement for the 2014 calendar year, the Company must, on or before September 30, 2013, give you written notice that the term of this Agreement will not be renewed for the 2014 calendar year. If a Change in Control occurs during the initial or any extended term of this Agreement, the term of this Agreement will continue for a period of not less than twenty-four (24) months beyond the month in which the Change in Control occurred.
2.Change in Control. For purposes of this Agreement, a Change in Control will be deemed to occur if:
(a)any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing thirty percent or more of the combined voting power of the Company's then outstanding securities. For purposes of this Agreement, the term “Person” is used as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the term “Person” does not include the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company. For purposes of this Agreement, the term “Beneficial Owner” has the meaning given to it in Rule 13d-3 under the Exchange Act;
(b)during any period of two consecutive years (not including any period prior to the execution of this Agreement), Continuing Directors (as defined below) cease for any reason to constitute at least a majority of the Board. The term “Continuing Directors” means (i) individuals who were members of the Board at the beginning of the two year period referred to above and (ii) any individuals elected to the Board, after the beginning of the two year period referred to above, by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved in accordance with this provision. Notwithstanding the immediately preceding sentence, an individual who is elected to the Board after the beginning of the two year period will not be deemed a Continuing Director if the individual was designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 2(a), (c) or (d);

Ms. Sherry Buck
August 1, 2012

(c)the consummation of a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than two-thirds of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after the merger or consolidation; or
(d)the consummation of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

3.	Termination Following Change in Control.
(a)General. If, (1) during the term of this Agreement, a Change in Control occurs and the Company terminates your employment without Cause (as defined below), or you terminate your employment for Good Reason (as defined below), within the two year period immediately following the date on which the Change in Control occurs, or (2) during the term of this Agreement, the Company terminates your employment without Cause, or you terminate your employment for Good Reason, and within six months thereafter a Change in Control occurs, then you will be entitled to the benefits provided in Section 4, and those benefits will be paid notwithstanding the subsequent expiration of the term of this Agreement.
Notwithstanding anything to the contrary in this Agreement, you will not be entitled to any payment under Section 4 if your employment is terminated as a result of your death or Permanent Disability. “Permanent Disability” means any incapacity due to physical or mental illness as a result of which you are absent from the full-time performance of your duties with the Company for six consecutive months and do not return to the full-time performance of your duties within 30 days after the Company gives Notice of Termination (as defined in Section 3(d)) to you.
(b)Cause. “Cause” means the occurrence of any of the following events: (i) your willful and continued failure (other than as a result of your incapacity due to physical or mental illness or after your issuance of a Notice of Termination for Good Reason) to substantially perform your duties with the Company after the Board has delivered to you a written demand for substantial performance that specifically identifies the manner in which the Board believes that you have not substantially performed your duties; (ii) your willful and continued failure (other than as a result of your incapacity due to physical or mental illness or after your issuance of a Notice of Termination for Good Reason) to substantially follow and comply with the specific and lawful directives of the Board, after the Board has delivered to you a written demand for substantial performance that specifically identifies the manner in which the Board believes that you have not substantially followed or complied with the directives of the Board; (iii) your commission of an act of fraud or dishonesty that causes harm to the Company; (iv) your material failure to comply with a Company policy or code of conduct; (v) your material breach of any material obligation under any written agreement between you and the Company; or (vi) your engagement in illegal conduct or gross misconduct that causes harm to the Company. Termination of your employment will not be deemed to be for Cause unless and until the Company has delivered to you a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board specifying in reasonable detail the particulars of the conduct constituting Cause.
(c)Good Reason. “Good Reason” means the occurrence of any of the following circumstances without your consent unless such circumstances are fully corrected (provided such circumstances are capable of correction) prior to the Date of Termination (as defined in Section 3(e)) specified in the applicable Notice of Termination:

(i)	you cease to be an officer of the Company;
(ii)the Company's reduction of your annual base salary and the reduction is not applied in the same or similar manner to similarly situated employees;
(iii)a material reduction in your annual incentive compensation opportunity established for the position held by you and the reduction is not applied in the same or similar manner to similarly situated employees;
(iv)a material reduction or elimination of an executive benefit or an employee benefit and the reduction is not applicable to similarly situated employees in the same or similar manner; or
(v)the Company's material breach of any written agreement between the Company and you and the Company does not remedy it prior to the expiration of 60 days after receipt of written notice of the breach given by you to the Company.

Ms. Sherry Buck
August 1, 2012

If you do not deliver to the Chief Executive Officer, within 90 days after the date on which you knew or should have known of the Good Reason event, written notice specifying in reasonable detail the particulars giving rise to the Good Reason Event, you will be deemed conclusively to have waived that particular Good Reason Event (but not any subsequent Good Reason Event) even if your failure to give timely notice of the Good Reason event is a result of your incapacity due to physical or mental illness. In all events, the Company will be given a 30 day period to cure or remedy the condition giving rise to the Executive's notice.
(d)Notice of Termination. Any purported termination of your employment by the Company or by you (other than termination as a result of your death, in which case your employment will terminate automatically, or as a result of resignation or retirement that is not at the written request of the Company and is not for Good Reason) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 7. “Notice of Termination” means a written notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.
(e)Date of Termination, Etc. “Date of Termination” means the date on which your employment with the Company is terminated. Notwithstanding any other provision of this Agreement to the contrary, if you incur a termination of employment that is not a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), your right to all amounts payable upon such termination of employment pursuant to Section 4 will vest on the Date of Termination, but payment of any amount that is subject to Section 409A will be deferred until you have incurred a separation from service (or, if required by Section 4(d), six months thereafter).

4.	Compensation Upon Termination.
(a)If you terminate your employment for Good Reason or the Company terminates your employment without Cause (other than as a result of your death or Permanent Disability), in each case in accordance with the terms of Section 3(a), then you will be entitled to the benefits provided below:
(i)The following accrued benefits: (A) your base salary earned through the Date of Termination; (B) any earned but unpaid vacation pay as of the Date of Termination; (C) reimbursement of any expenses properly incurred prior to the Date of Termination in accordance with the Company's policy on business expense reimbursement; (D) any amount or benefits to which the Executive is entitled under any pension plan, retirement savings plan, equity participation plan, stock purchase plan, medical benefit plan or other benefit plan or employment policy maintained by the Company in accordance with the terms of the plan, policy or arrangement; and (E) any incentive compensation earned but not yet paid for a performance period ended prior to the Date of Termination at the time it would otherwise have been paid but for the termination;
(ii)In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company will pay to you, at the time specified in Section 4(b), a lump-sum severance payment equal to the sum of the following:

(A)
two times your annual base salary at the rate in effect as of the date on which Notice of Termination is given (but without regard to any reduction in base salary that constituted, or would have constituted, Good Reason); and

(B)
two times your target annual incentive compensation opportunity as in effect as of the date on which Notice of Termination is given (but without regard to any reduction in incentive compensation opportunities that constituted, or would have constituted, Good Reason);

(iii)With respect to the annual incentive compensation opportunity during the year in which the Date of Termination occurs, you will receive payment of a prorated amount based on actual performance for the year. The amount payable pursuant to this clause will be paid, subject to Section 4(b), between January 1 and March 15 of the year following the year in which the Date of Termination occurs;
(iv)Any equity compensation awards that are subject to time vesting requirements and remain unvested at the Date of Termination will become fully vested as of the Date of Termination. If a Change in Control occurs within six months following a termination by the Company without Cause or termination by the Executive for Good Reason, then any equity compensation awards that were subject to time vesting requirements and remained unvested as of the Date of Termination will become vested as of the date of the Change in Control.
(v)Executive outplacement services paid for by the Company; provided however, that the Company is

Ms. Sherry Buck
August 1, 2012

not required to pay any amount for such services that exceeds 15% of the Executive's annual base salary at the time of termination (without regard to any reduction in base salary that constituted, or would have constituted, Good Reason); provided, further that the services are received by you prior to the last day of your second taxable year following the taxable year in which your “separation from service” occurred.
(vi)Continuation of your medical, prescription drug, dental and life insurance benefits (collectively, "Insurance Benefits") for a period of 18 months following the Date of Termination or until such earlier time as you receive medical or life insurance coverage through a future employer. You will continue to pay the employee portion of costs for the continued Insurance Benefits on a monthly basis.
(vii)You will be entitled to financial planning services paid for by the Company; provided; however, that the Company is not required to pay any amount for the services that exceeds $10,000.
(b)The payments provided for in this Section 4 will be made not later than the fifth business day following the Date of Termination or the Change in Control; provided, however, that if the Company, in its sole discretion, determines that the Change in Control does not constitute a “change in control event” as defined in Section 409A, then all such payments that (A) the Company determines are not “Section 409A Payments” (as hereinafter defined) or (B) exceed the amount that would have been paid had the termination not occurred in connection with a Change in Control, will be paid in a lump sum and the remaining installments will be paid at the time they would have been paid had the termination not occurred in connection with a Change in Control (or, if earlier, not more than five days after a change in control event, as defined in Section 409A, occurs). As used herein “Section 409A Payments” means amounts that constitute deferred compensation subject to Section 409A. Notwithstanding any provisions of this Section 4 to the contrary, if you are a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company) on the Date of Termination, amounts that otherwise would be payable pursuant to Section 4(c) (as well as any other payment or benefit that you are entitled to receive upon your separation from service and that would be considered a Section 409A Payment), to the extent that such amounts constitute Section 409A Payments during the six-month period immediately following the Date of Termination (the “Delayed Payments”) will instead be paid or made available on the earlier of (i) the first day of the seventh month following your Date of Termination and (ii) your death. For purposes of this Agreement, all amounts payable pursuant to Section 4(c) will be considered 409A Payments except to the extent that the Company, in its sole discretion, determines that such amounts satisfy an exception to Section 409A, including the exception for short-term deferrals set forth in Treasury Regulation §1.409A-1(b)(4) and the exception for certain separation pay plans set forth in Treasury Regulation §1.409A-1(b)(9)(iii), which will be applied to all installments commencing with the first installment that does not qualify as a short-term deferral until the limitation on such separation pay plans is reached. In connection with the Company's determination as set forth in the preceding sentence, you may furnish the Company with a tax opinion or other evidence that an exception applies but the Company will not be bound by any such opinion or evidence.
(c)Payment of any amount to you and the provision of any benefits to you, or on your behalf, pursuant to this Section 4 and your acceptance of such amounts will be conditioned on your execution and delivery to the Company, no later than 60 days after the Date of Termination, of a general waiver and release of claims in the form attached hereto as Exhibit A or in such other form as the Company may reasonably request to provide a complete release of all claims and causes of action you or your estate may have against the Company, except claims and causes of action arising out of, or related to, the obligations of the Company pursuant to this Agreement and Claims (as defined in Exhibit A) for vested benefits under any pension plan, retirement plan and savings plan, rights under any equity compensation plan and stock purchase plan and rights to continuation of medical care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 and any similar state law.
(d)There will be no offset to any compensation or other benefits otherwise payable to you, or on your behalf, pursuant to the terms of Section 4 as a result of your receipt of any pension, retirement or other benefit payments (including, but not limited to, accrued vacation) except as provided by Section 9(m).

5.	Successors; Binding Agreement.
(a)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain the assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and will entitle you to terminate your employment and receive compensation from the Company in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good

Ms. Sherry Buck
August 1, 2012

Reason following a Change in Control. Unless expressly provided otherwise, “Company” as used herein will mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.
(b)This Agreement will inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6.	Personal Property, Records and Confidential Data.
(a)You acknowledge and agree that all personal property and equipment furnished to or paid for by the Company or prepared by the Executive in the course of or incident to the Executive's employment by the Company belongs to the Company and will be promptly returned to the Company upon termination of the employment. “Personal property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), all computers, lap tops, personal digital assistants, cellular phones and other electronic devices and all other proprietary information relating to the business of the Company or any affiliate, including information stored on any non-Company owned or furnished device, network, storage location or media in the Executive's possession or control. Following termination of employment, you agree not to retain any written or other tangible material containing any proprietary information or Confidential Information (as defined below) of the Company or any affiliate of the Company.
(b)You acknowledge that in connection with the performance of your duties during the term of this Agreement, the Company will make available to you, or you will have access to, certain Confidential Information (as defined below) of the Company. You acknowledge and agree that any and all Confidential Information learned or obtained by you during the course of your employment by the Company or otherwise (including, without limitation, information that you obtained through or in connection with your stock ownership in and employment by the Company), whether developed by you alone or in conjunction with others or otherwise, will be and is the property of the Company.
(c)You will keep all Confidential Information confidential and will not use the Confidential Information other than in connection with your discharge of your duties hereunder. You will safeguard the Confidential Information from unauthorized disclosure. This covenant is not intended to, and does not limit in any way, any of your duties or obligations to the Company under statutory or common law not to disclose or to make personal use of the Confidential Information or trade secrets.
(d)Following your termination of employment, as soon as possible after the Company's written request, you will return to the Company all written or electronic Confidential Information that has been provided to you, and you will destroy or return (at the Company's option) all copies of any analyses, compilations, studies or other documents prepared by you or for your use containing or reflecting any Confidential Information. Within ten business days of your receipt of such request, you will deliver to the Company a notarized document certifying that the Confidential Information has been returned or destroyed in accordance with this Section 6(c). However, should the Confidential Information be contained on books, manuals, records, reports, notes, contracts, lists, blueprints, documents, materials and copies thereof (including computer files), computers, lap tops, personal digital assistants, cellular phones or other electronic devices belonging to the Company, then such property with all data including Confidential Information, will be returned to the Company.
(e)For the purposes of this Agreement, “Confidential Information” will mean all confidential and proprietary information of the Company, regardless of form or format, including, without limitation, the Company's marketing strategies, pricing policies or characteristics, customers and customer information, product or product specifications, designs, software systems, cost of equipment, customer lists, business or business prospects, plans, proposals, codes, marketing studies, research, reports, investigations, public relations methods, or other information of similar character including information stored on any non-Company owned or furnished device, network, storage location or media in the your possession or control.. For purposes of this Agreement, the Confidential Information will not include and your obligations under this Section 6 will not extend to (i) information that is available in the public domain and (ii) information that is required to be disclosed by lawful order of a court of competent jurisdiction, provided that you give the Company notice of the disclosure requirement and cooperate with the Company in connection with any action by the Company to seek a protective order or confidential treatment for the information.
(f)Any reference to the Company in this Section 6 will include the Company and its affiliates.

Ms. Sherry Buck
August 1, 2012

7.	Additional Covenants.
(a)Non-Interference with Customer Accounts. You covenant and agree that (i) during employment and (ii) for a period of twelve (12) months commencing on the Date of Termination, except as may be required by your employment by the Company, you will not directly or indirectly, personally or on behalf of any other person, business, corporation, or entity, contact or do business with any customer of the Company with respect to any product, business activity or service which is competitive with any product, business, activity or service of the type sold or provided by the Company.
(b)Non-Competition. In consideration of and in connection with the benefits provided to you under this Agreement and in order to protect the goodwill of the Company, you hereby agree that if your employment is terminated under conditions giving rise to payment under Section 4, then, unless the Company otherwise agrees in writing, for a period of twelve (12) months commencing on the Date of Termination, you will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with any entity engaged in a business which sells, in competition with the Company and its affiliates, the same type of products as sold by the Company, including without limitation glass tableware, ceramic dinnerware, metal flatware and plastic supplies to the foodservice industry other than as a shareholder or beneficial owner owning five percent or less of the outstanding securities of a public company. Without limiting the foregoing, currently the following business operations among others sell, in competition with the Company and its affiliates, the same type of products as sold by the Company and its affiliates: Anchor Hocking; Arc International and its affiliate Cardinal International, Inc.; Oneida Ltd.; and any glass tableware manufacturer, seller or importer for Bormioli Rocco Casa SpA, for the Kedaung group of companies of Indonesia or for the Sisecam group of companies of Turkey including Pasabahce.
(c)No Diversion. You covenant and agree that in addition to the other covenants set forth in this Section 7, (i) during your employment and (ii) for a period of twelve (12) months following your Date of Termination, you will not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business opportunities of the Company (e.g., joint ventures, other business combinations, investment opportunities, potential investors in the Company, and other similar opportunities) of which you became aware as a result of your employment with the Company.
(d)Non-Recruitment. You acknowledge that the Company has invested substantial time and effort in assembling its present workforce. Accordingly, you covenant and agree that during employment and for period of twelve (12) months commencing on the Date of Termination, you will not either for your own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venture owner or shareholder or otherwise on behalf of any other person, firm or corporation directly or indirectly entice, solicit, attempt to solicit, or seek to induce or influence any officer or employee of the Company to leave his or her employment with the Company or to offer employment to any person who on or during the six month period immediately preceding the date of the solicitation or offer was an employee of the Company; provided, however, that this Section 7(d) will not be deemed to be breached with respect to an employee or former employee of the Company who responds to a general advertisement seeking employment or who otherwise independently initiates contact for the purpose of seeking employment.
(e)Non-Disparagement. You covenant and agree that during your employment and after your Date of Termination, you will not denigrate or disparage the Company or any of its directors, officers, employees, equity holders, contractors, customers or competitors (“Covered Parties”) or the Company's products and will not make or post any negative or critical remarks in any newspaper, electronic media, blog or other public forum concerning the Company or the Covered Parties or their business, management or employment practices. Nothing in this paragraph will preclude you from providing truthful testimony if mandated by subpoena or court order to do so, or from cooperating fully with any valid request for information from a government agency.
(f)Severability and Modification of any Unenforceable Covenant. It is the parties' intent that each of the covenants in this Section 7 be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties' intent that if any term, provision or condition of the covenants in this Section 7 is held to be invalid, void or unenforceable, the remainder of the provisions thereof will remain in full force and effect and will in no way be affected, impaired or invalidated. Finally, it is also the parties' intent that if it is determined any of the covenants in this Section 7 are unenforceable because of over breadth, then the covenants will be modified so as to make it reasonable and enforceable under the prevailing circumstances.
(g)Tolling. If you breach any covenant in this Section 7, the running of the period of restriction will be automatically tolled and suspended for the amount of time that the breach continues, and will automatically recommence when the breach is remedied so that the Company will receive the benefit of your compliance with the covenants in this Section 7.

Ms. Sherry Buck
August 1, 2012

(h)Construction. Any reference to the Company in this Section 7 will include the Company and its affiliates.
8.No Assignment. This Agreement and the rights and duties hereunder are personal to you and will not be assigned, delegated, transferred, pledged or sold by you without the prior written consent of the Company. You hereby acknowledge and agree that the Company may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder (a) to an affiliate of the Company or (b) to any third party in connection with (i) the sale of all or substantially all of the assets of the Company or (ii) a stock purchase, merger, or consolidation involving the Company. This Agreement will inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.

9.	Miscellaneous Provisions.
(a)Payment of Taxes. Except as specifically provided for in this Agreement, to the extent that any taxes become payable by you by virtue of any payments made or benefits conferred by the Company, the Company will not be liable to pay or obligated to reimburse you for any such taxes or to make any adjustment under this Agreement. Any payments otherwise due under this Agreement to you, including, but not limited to, the base salary and any bonus compensation, will be reduced by any required withholding for federal, state and/or local taxes and other appropriate payroll deductions.
(b)Notices. All notices and other communications required or permitted to be given pursuant to this Agreement will be in writing and will be considered as properly given or made (i) if delivered personally or (ii) after the expiration of five days from the date upon which the notice was mailed from within the United States by certified mail, return receipt requested, postage prepaid, (iii) upon receipt by prepaid telegram or facsimile transmission (with written confirmation of receipt) or (iv) after the expiration of the second business day following deposit with an overnight delivery service. All notices given or made pursuant hereto will be so given or made to the parties at the following addresses:
If to you:
Sherry Buck
4388 Sunnymeade Drive
St. Joseph, MI 49085
If to the Company:
Libbey Inc.
300 Madison Avenue
P.O. Box 10060
Toledo, Ohio 43604
Facsimile: (419) 325-2585
Attention: Secretary
The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.
(c)Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the provision will be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof will not affect the validity, legality or enforceability of the remaining provisions of this Agreement.
(d)Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts executed in and to be performed in that state, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters, the law of the jurisdiction under which the respective entity derives its powers will govern. Further, the arbitration provision in Section 9(k) will be governed solely by the Federal Arbitration Act as will any action to compel, enforce, vacate or confirm proceedings, awards or orders under the arbitration provision. The parties irrevocably agree that all actions to enforce an arbitrator's award pursuant to Section 9(k) of this Agreement will be instituted and litigated only in federal or state courts sitting in Toledo, Ohio and each of the parties hereby consents to the exclusive jurisdiction and venue of the court and waives any objection based on forum non conveniens.

Ms. Sherry Buck
August 1, 2012

(e)Waiver of Jury Trial. THE PARTIES HEREBY WAIVE, RELEASE AND RELINQUISH ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROVISIONS OF THIS AGREEMENT, ANY CLAIM COVERED BY SECTION 9(L), OR TO ENFORCE AN ARBITRATOR'S AWARD PURSUANT TO SECTION 9(K) OF THIS AGREEMENT.
(f)Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which will constitute one and the same instrument.
(g)Entire Understanding. This Agreement including all Exhibits and Recitals hereto which are incorporated herein by this reference, together with the other agreements and documents being executed and delivered concurrently herewith by you, the Company and certain of its affiliates, constitute the entire understanding among all of the parties hereto and supersedes any prior understandings and agreements, written or oral, among them respecting the subject matter within.
(h)Headings. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.
(i)Amendment. Except as set forth in Sections 7(f) and 9(c), this Agreement will not be changed or amended unless in writing and signed by both you and the Chairman of the Board of Directors or Chief Executive Officer or unless amended by the Company in any manner provided that your rights and benefits will not be diminished by any amendment made by the Company without your written consent to the amendment.
(j)Advice of Counsel. You acknowledge (i) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this Agreement and have been advised to do so by the Company, and (ii) that you have read and understand this Agreement, are fully aware of its legal effect, and have entered into it freely based on your own judgment.
(k)Arbitration. The parties agree to submit to arbitration on any dispute, not contrary to law, related to this Agreement, its provisions or interpretation, any aspect of your employment relationship with the Company and any employment-related claims you may wish to assert and agree that the arbitration process will be the exclusive, final and binding means for resolving disputes which the parties cannot themselves resolve. Any arbitration under this Agreement will be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) for individual, non-aggregate claims as modified in this Agreement. Arbitration proceedings will take place in Toledo, Ohio, before a single neutral arbitrator, selected in accordance with AAA rules, who will be a lawyer. All arbitration proceedings will be confidential. Neither party will disclose any information about the evidence produced by the other party in the arbitration proceeding, except in the course of judicial, regulatory, or arbitration proceedings, or as may be demanded by government authority. Before making any disclosure permitted by the preceding sentence, a party will give the other party reasonable advance written notice of the intended disclosure and an opportunity to prevent disclosure. Each party will have the right to take the deposition of three individuals and any expert witness designated by the other party. Additional discovery may be had only where the arbitrator so orders, upon a showing of substantial need. Only evidence that is directly relevant to the issues may be obtained in discovery. Each party bears the burden of persuasion on any claim, counterclaim or affirmative defense raised by that party. The arbitration provisions of this Agreement will not prevent the Company from obtaining injunctive relief from a court of competent jurisdiction to enforce any obligations of this Agreement or the continuing obligations of the Agreement for which the Company may obtain provisional relief pending a decision on the merits by the arbitrator. The arbitrator will have authority to award any remedy or relief that a court of the State of Ohio or federal court located in the State of Ohio could grant in an individual action based on applicable law and the claims actually made in the arbitration. The arbitrator may allow reasonable attorney's fees as a part of the award where the discretion to allow such fees is provided under applicable Ohio or federal law to prevailing parties. Any arbitration award will be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. The arbitrator's award will be final and judgment may be entered upon the award by any court. The administration and arbitrator's fees for any arbitration will be paid by the Company.
(l)Attorney's Fees. In addition to the attorneys' fees referred to in Section 9(k), if you prevail in any arbitration or other proceeding including to enforce an arbitration award, or appeal in connection with this Agreement in which attorneys' fees are not otherwise available to the prevailing party, the Company will reimburse you reasonable attorneys' fees and other costs within a reasonable time after a final award or judgment in any enforcement proceeding is rendered.
(m)Coordination with Deferred Compensation Plans. If and to the extent that you have elected, pursuant to the

Ms. Sherry Buck
August 1, 2012

Executive Deferred Compensation Plan (“DCP”) or any other non-qualified deferred compensation plan (the plans being referred to as “deferred compensation plans”), to defer receipt of any of compensation, including without limitation any performance-based equity compensation or other equity-based compensation (as defined in the DCP), the terms of the applicable deferred compensation plan will govern as to the events upon which compensation that is subject to a deferral election is distributed to you and the timing of any such distribution. However, the terms of this Agreement will govern as to whether (and, if so, the extent to which) amounts, including without limitation annual incentive compensation, performance-based equity compensation and other equity-based compensation, that are subject to deferral elections have been earned or deemed earned at the time of any distribution event contemplated by the relevant deferred compensation plan.
(n)Compliance with Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A. This Agreement will be administered in a manner consistent with this intent. References to Section 409A will include any proposed, temporary or final regulation, or any other formal guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service.
If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

Sincerely, LIBBEY INC.
By:
Stephanie Streeter
Chief Executive Officer

Agreed and Accepted as of the
1st day of August, 2012

__________________________
Sherry Buck

EXHIBIT A

GENERAL RELEASE AND WAIVER OF CLAIMS

The undersigned, Sherry Buck, resident of the State of ___ (“Releasor”), in accordance with and pursuant to the terms of Section 4(c) of the letter agreement dated October 31, between Libbey Inc., a Delaware corporation (the “Company”), and Releasor (the “Agreement”), and the consideration therein provided, except as set forth herein, hereby:
(a)agrees that all Confidential Information of the Company or any of the Affiliates shall be treated by Releasor as confidential, and Releasor shall not, without the consent of the Company, disclose such Confidential Information to any third party or use such Confidential Information for Releasor's personal benefit for as long as the Confidential Information is not generally available to the public. For purposes of this Agreement, “Confidential Information” means information disclosed to Releasor, or known to Releasor, fully as a consequence of or through Releasor's employment by the Company or any Affiliate, including without limitation, information concerning customers, suppliers, employees, business methods, business plans, business strategy, technology, research, manufacturing methods, manufacturing operations, business operations, sales, costs, prices, profits and procedures of the Company or any Affiliate. As soon as possible after the Company's written request, Releasor will return to the Company all written or electronic Confidential Information that has been provided to the Releasor, and the Releasor will destroy or return (at the Company's option) all copies of any analyses, compilations, studies or other documents prepared by the Releasor or for the Releasor's use containing or reflecting any Confidential Information. Within ten (10) business days of Releasor's receipt of such request from the Company, Releasor shall deliver to the Company a notarized document certifying that such Confidential Information has been returned or destroyed in accordance with this provision.
(b)agrees to disclose promptly in writing to the Company any and all information, discoveries, improvements and inventions that may have been or be made by Releasor as a result of or in conjunction with Releasor's employment with the Company. Releasor further agrees to assign all such information, discoveries, improvements and inventions to the Company and at the request and expense of the Company to execute all patent applications and patents to the Company. If the Company is not interested in obtaining title to any particular invention, discovery or improvement and so advises Releasor in writing, then Releasor may consider the same to be Releasor's personal property subject to the right of the Company and any Affiliate to make, use, employ and practice it for its or their own uses and purposes;
(c)agrees that he or she shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, but not limited to, the repetition or distribution of derogatory rumors, allegations, negative reports, or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company, any Affiliate or any of the respective managements of either. To the extent inquiries regarding Releasor's employment are directed to the Company's Corporate Human Resources Manager, prospective employers will be provided the dates of Releasor's employment and position with the Company. If Releasor directs a request for reference to a source other than the Company's Corporate Human Resources Manager, the Company is not responsible for the results of that request;
(d)agrees that, for a period of twelve (12) months commencing on the date of on which Releasor's employment with the Company or its Affiliates was terminated (the “Date of Termination”), Releasor shall not directly or indirectly, personally or on behalf of any other person, business, corporation, or entity, contact or do business with any customer of the Company with respect to any product, business activity or service that is competitive with any product, business, activity or service of the type sold or provided by the Company;
(e)agrees that, unless the Company otherwise agrees in writing, for a period of twelve (12) months commencing on the Date of Termination, the Releasor shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with any entity engaged in a business that sells, in competition with the Company and its affiliates, the same type of products as sold by the Company, including without limitation glass tableware, ceramic dinnerware and metal flatware to the foodservice industry other than as a shareholder or beneficial owner owning five percent (5%) or less of the outstanding securities of a public company. Without limiting the foregoing, currently the following business operations among others sell, in competition with the Company and its affiliates, the same type of products as sold by the Company and its affiliates: Anchor Hocking and Oneida and any affiliate thereof; Arc International and its affiliate Cardinal International, Inc.; and any glass tableware manufacturer, seller or importer for Bormioli Rocco Casa SpA, for the Kedaung group of companies of Indonesia or for the Sisecam group of companies of Turkey including Pasabahce;

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(f)agrees that, for a period of twelve (12) months following the Date of Termination, Releasor shall not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business opportunities of the Company (e.g., joint ventures, other business combinations, investment opportunities, potential investors in the Company, and other similar opportunities) of which the Releasor became aware as a result of Releasor's employment with the Company;
(g)acknowledges that the Company has invested substantial time and effort in assembling its present workforce. Accordingly, Releasor covenants and agrees that, for period of twelve (12) months commencing on the Date of Termination, Releasor shall not, either for Releasor's own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venture owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly entice, solicit, attempt to solicit, or seek to induce or influence any officer or employee of the Company to leave his or her employment with the Company or to offer employment to any person who on or during the six (6) month period immediately preceding the date of such solicitation or offer was an employee of the Company; provided, however, that this Section 15 shall not be deemed to be breached with respect to an employee or former employee of the Company who responds to a general advertisement seeking employment or who otherwise independently initiates contact for the purpose of seeking employment; and
(h)remises, releases and forever discharges and covenants not to sue, and by these presents does for Releasor and Releasor's legal representatives, trustees, beneficiaries, heirs and assigns (Releasor and such persons referred to herein, collectively, as the “Releasing Parties”) hereby remise, release and forever discharge and covenant not to sue, the Company and its affiliates and the respective Officers, directors, employees, equity holders, agent and representatives of each of them and all of their respective successor and assigns (each a “Released Party” and collectively, the “Released Parties”), of and from any and all manner of actions, proceedings, claims, causes of action, suits, promises, damages, judgments, executions, claims and demands, of any nature whatsoever, and of every kind and description, choate and inchoate, known or unknown, at law or in equity (collectively, “Claims”), which the Releasing Parties, or any of them, now have or ever had, or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, against the Released Parties, and each of them, from the beginning of time to the date hereof;

(i)
arising from Releasor's employment, compensation, commissions, insurance, stock ownership, stock options, employee benefits and other terms and conditions of employment or employment practices of the Company under federal, state or local law or regulation, including, but not limited to the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended;

(ii)
relating to the termination of Releasor's employment or the circumstances surrounding thereof based on any contract, tort, whistleblower, personal injury, retaliatory, wrongful discharge or any other theory under any federal, state or local constitution, law, regulation, common law or otherwise;

(iii)	relating to payment of any attorneys' fees incurred by Releasor; and

(iv)
based on any alleged discrimination on the basis of race, color, religion, sex, age, national origin, handicap, disability or another category protected by any federal, state or local law or regulation, including, but not limited to, the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Fair Labor Standards Act (“FLSA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), or Executive Order 11246 (as any of these laws or orders may have been amended) or any other similar federal, state or local labor, employment or anti-discriminatory laws.

Notwithstanding any other provision of this General Release and Waiver of Claims, Releasor does not release or waive Releasor's rights and Claims against the Company arising out of, or related to, the obligations of the Company pursuant to the Policy, Claims for Releasor's vested benefits under any pension plan, retirement plan and savings plan, rights under any equity participation plan and stock purchase plan and rights to continuation of medical care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and any similar state law.
Releasor represents and warrants on behalf of the Releasing Parties that there has been, and there will be, no assignment or other transfer of any right or interest in any Claims which Releasor has or may have against the Released Parties, and Releasor hereby agrees to indemnify and hold each Released Party harmless from any Claims, costs, expenses and attorney's fees directly or indirectly incurred by any of the Released Parties as a result of any person asserting any right or interest pursuant to his, her or its assignment or transfer of any such right or interest.
Nothing in this General Release will foreclose Releasor's right to consult or cooperate with any governmental agency.

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Releasor agrees that if any Releasing Party hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against any Released Party any of the Claims released hereunder, then Releasor will pay to such Released Party, in addition to any all damages and compensation, direct or indirect, all attorney's fees incurred in defending or otherwise responding to such suit or Claims.
Releasor further agrees that the Company and its Affiliates shall be entitled, in the event of any breach by Releasor of Releasor's obligations under this General Release and Waiver of Claims, to exercise such remedies as the Company and its Affiliates may have at law or in equity, including without limitation the right to seek injunctive relief and monetary damages.
Releasor acknowledges that (i) Releasor has received the advice of legal counsel in connection with this General Release and Waiver of Claims, (ii) Releasor has read and understands that this is a General Release and Waiver of Claims, and (iii) Releasor it intends to be legally bound by the same.
Releasor acknowledges that Releasor has been given the opportunity to consider this Release for twenty-one (21) days and has been encouraged and given the opportunity to consult with legal counsel of Releasor's choosing before signing it. Releasor understands that Releasor shall have seven (7) days from the date on which Releasor executes this General Release and Waiver of Claims (as indicated by the date below his signature) to revoke Releasor's signature and agreement to be bound hereby by providing written notice of revocation to the Company within such seven (7) day period. Releasor further understands and acknowledges this Release shall become effective, if not sooner revoked, on the eighth day after the execution hereof by Releasor (the “Effective Date”).
IN WITNESS WHEREOF, Releasor has executed and delivered this General Release and Waiver of Claims on behalf of the Releasing Parties as of the day and year set forth below.

Dated: _______, 20___.

RELEASOR:

Name:	Sherry Buck

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